Allstate Assurance Company
A Stock Company
Home Office: {3075 Sanders Road, Northbrook, IL, 60062-7154, 1-800-366-1411}

FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE POLICY

Insured:	{John Doe}
Payment Class:	{Standard Non-Smoker}
Issue Age:	{35}	Face Amount:	{$100,000}
Sex:	{Male}	Issue Date:	{01/01/2016}
Policy Number:	{Specimen}	Monthly Activity Day:	{1st Day of the Month}

THIS IS A LEGAL CONTRACT—READ IT CAREFULLY

Allstate Assurance Company will pay the death benefit upon receipt of due proof of the death of the insured, subject to the terms and conditions of this policy. Minimum initial payment is required to issue this policy. Payments are flexible for life. This policy does not pay dividends.

The amount or duration of the death benefit provided by this policy when based on the investment experience of the separate account is variable and not guaranteed as to a fixed dollar amount. The policy value resulting from premium payments allocated to the separate account will decrease and increase based on the investment experience of the separate account.

Continuation of coverage past the insured’s age 121 may disqualify the insurance for favorable tax treatment. Please seek the advice of your tax specialist.

Please examine the application. This policy is issued based upon the answers in the attached application.

Right to Examine Your Policy
You may cancel this policy by returning it to Allstate Assurance Company, or our agent, within 31 days after you receive it. If this policy is a replacement of a policy you had, you may cancel it within any longer period as may be required by applicable law in the state where this policy is issued for delivery. Upon such delivery or mailing of the cancelled policy, the policy will be void as of the issue date. Return of the policy by mail is effective on being postmarked, properly addressed and postage prepaid.

If you cancel within the first 31 days, we will refund to you an amount equal to:

1.Any net premium allocated to the fixed account; plus

2.The value of the amounts allocated to any separate accounts, as calculated on the date the returned policy is received by us or our agent; plus

3.Any premium expense charges, policy fees, or other charges deducted under the policy.

The refund will be reduced by any withdrawals taken from the fixed account and any outstanding policy debt.
Angela Fontana                            Mary Jane Fortin
Secretary President

ICC16AC                     Page 1

TABLE OF CONTENTS
Policy Data	Page 3
Definitions	Page 6
Death Benefit	Page 7
Beneficiary	Page 8
Ownership	Page 8
Premium Payment	Page 9
Account Provisions	Page 10
Policy Value	Page 12
Surrender Value	Page 13
Loans	Page 15
Other Terms of Your Policy	Page 15
Application	Insert
Riders (if any)	Insert

ICC16AC                     Page 2

POLICY DATA
Insured:	{John Doe}
Payment Class:	{Standard Non-Smoker}
Issue Age:	{35}	Face Amount:	{$100,000}
Sex:	{Male}	Issue Date:	{01/01/2016}
Policy Number:	{Specimen}	Monthly Activity Day:	{1st Day of the Month}

BENEFIT DESCRIPTION
Description	Year of Expiry*
Flexible Premium Variable Adjustable Life Insurance -{Death Benefit Option 1}	Life
{Overloan Protection Rider	Life}
{Continuation of Payment Rider • Monthly Disability Benefit - ${91.66} • The cost of this rider is $ {4.75} per month.}	{01/01/2046}
{Accidental Death Benefit Rider - $ {50,000} • The cost of this rider is $ {8.33} per month.}	{01/01/2051}
{Guaranteed Insurability Rider - $ {50,000} • The cost of this rider is $ {6.00} per month.}	{01/01/2051}
{Children's Level Term Insurance Rider - $ {10,000} • The cost of this rider is $ {5.00} per month.}	{01/01/2046}
{Accelerated Death Benefit Rider for Terminal Illness	Life}
{Accelerated Death Benefit Rider for Chronic Illness	Life}

PAYMENT INFORMATION
Minimum Initial Payment	{91.66}
Planned {Annual} Payment	{$1,200.00}

The payment of a monthly safety net premium of {$91.66}, on or before each monthly activity day, is guaranteed to keep this policy in force for a safety net period of {20} years, assuming no loans or withdrawals are taken and no policy changes are made.

*Benefits shown may not be in effect to the expiry date listed because current cost of insurance and interest rates are not guaranteed, the investment performance of the funds in the separate account may be negative, policy loans and partial withdrawals may be taken, and changes to the face amount or death benefit option may be made. In addition, if premiums are not paid as planned or any other policy changes are made, the benefits listed may not reach the expiry date listed.

ICC16AC                     Page 3

SEPARATE ACCOUNT
Allstate Assurance Company Variable Life Separate Account

INTEREST RATES
Annual Interest Rates:
Fixed Account Guaranteed Minimum Interest Rate	2.00%
Loan Credited Rate	{2.00%}
Loan Interest Rate Charges
• On Preferred Loans	{2.00%}
• On Standard Loans	{3.00%}

EXPENSE AND SURRENDER CHARGES
Expense Charges:
Maximum Monthly Mortality and Expense Risk Charge
• Policy Year 1-10	{0.058%}
• Policy Year 11+	{0.024%}
Maximum Monthly Policy Fee	{$15.00}
Premium Expense Charge	{6.50%}
Monthly Per $1000 of Face Amount Charge: Tier 1
• Policy Year 1-30	{$0.12}
• Policy Year 31+	{$0.00}
Monthly Per $1000 of Face Amount Charge: Tier 2
• Policy Year 1-30	{$0.06}
• Policy Year 31+	{$0.00}
Partial Withdrawal Service Fee	{$25.00}
Minimum Transfer Amount	{$100.00}

Surrender Charges:

Policy Year	Amount of Charge	Policy Year	Amount of Charge
1	{$1,137.00}	7	{$784.53}
2	{$1,057.41}	8	{$659.46}
3	{$989.19}	9	{$454.80}
4	{$932.34}	10	{$227.40}
5	{$875.49}	11	{$0.00}
6	{$830.01}

{State Name} Department of Insurance telephone number: {xxx-xxx-xxxx}

ICC16AC                     Page 4

SURRENDER CHARGE FACTORS AGES 0 – 40

Attained Age	Male PE	Male P-NS	Male Std. NS	Male P-SM	Male Std. SM	Male Juvenile
0	N/A	N/A	N/A	N/A	N/A	4.88
1	N/A	N/A	N/A	N/A	N/A	4.92
2	N/A	N/A	N/A	N/A	N/A	5.02
3	N/A	N/A	N/A	N/A	N/A	5.23
4	N/A	N/A	N/A	N/A	N/A	5.44
5	N/A	N/A	N/A	N/A	N/A	5.64
6	N/A	N/A	N/A	N/A	N/A	5.77
7	N/A	N/A	N/A	N/A	N/A	5.92
8	N/A	N/A	N/A	N/A	N/A	6.06
9	N/A	N/A	N/A	N/A	N/A	6.11
10	N/A	N/A	N/A	N/A	N/A	6.12
11	N/A	N/A	N/A	N/A	N/A	6.26
12	N/A	N/A	N/A	N/A	N/A	6.32
13	N/A	N/A	N/A	N/A	N/A	6.32
14	N/A	N/A	N/A	N/A	N/A	6.32
15	N/A	N/A	N/A	N/A	N/A	6.32
16	N/A	N/A	N/A	N/A	N/A	6.32
17	N/A	N/A	N/A	N/A	N/A	6.32
18	6.32	6.32	6.32	9.02	9.02	6.32
19	6.39	6.39	6.39	9.22	9.22	6.39
20	6.40	6.40	6.40	9.28	9.28	6.40
21	6.48	6.48	6.48	9.49	9.49	6.48
22	6.56	6.56	6.56	9.70	9.70	6.56
23	6.60	6.60	6.60	9.86	9.86	6.60
24	6.70	6.70	6.70	10.13	10.13	6.70
25	6.82	6.82	6.82	10.33	10.33	6.82
26	7.13	7.13	7.13	10.74	10.74	N/A
27	7.43	7.43	7.43	11.20	11.20	N/A
28	7.65	7.65	7.65	11.70	11.70	N/A
29	8.09	8.09	8.09	12.28	12.28	N/A
30	8.52	8.52	8.52	12.91	12.91	N/A
31	8.82	8.82	8.82	13.38	13.38	N/A
32	9.34	9.34	9.34	13.86	13.86	N/A
33	10.00	10.00	10.00	14.32	14.32	N/A
34	10.60	10.60	10.60	14.78	14.78	N/A
35	11.37	11.37	11.37	15.41	15.41	N/A
36	11.89	11.89	11.89	16.06	16.06	N/A
37	12.53	12.53	12.53	16.76	16.76	N/A
38	13.19	13.19	13.19	17.42	17.42	N/A
39	14.18	14.18	14.18	18.13	18.13	N/A
40	14.88	14.88	14.88	18.90	18.90	N/A

ICC16AC                     Page 5

SURRENDER CHARGE FACTORS AGES 41 – 80

Attained Age	Male PE	Male P-NS	Male Std. NS	Male P-SM	Male Std. SM	Male Juvenile
41	16.05	16.05	16.05	19.74	19.74	N/A
42	17.46	17.46	17.46	20.87	20.87	N/A
43	18.95	18.95	18.95	22.93	22.93	N/A
44	20.02	20.02	20.02	24.69	24.69	N/A
45	20.88	20.88	20.88	25.97	25.97	N/A
46	21.49	21.49	21.49	26.84	26.84	N/A
47	22.11	22.11	22.11	27.75	27.75	N/A
48	22.84	22.84	22.84	29.01	29.01	N/A
49	23.59	23.59	23.59	30.34	30.34	N/A
50	24.38	24.38	24.38	31.77	31.77	N/A
51	25.24	25.24	25.24	33.11	33.11	N/A
52	26.15	26.15	26.15	34.49	34.49	N/A
53	27.11	27.11	27.11	35.96	35.96	N/A
54	28.13	28.13	28.13	37.53	37.53	N/A
55	29.23	29.23	29.23	39.21	39.21	N/A
56	30.4	30.4	30.4	41	41	N/A
57	31.65	31.65	31.65	42.91	42.91	N/A
58	32.99	32.99	32.99	44.95	44.95	N/A
59	34.45	34.45	34.45	47.13	47.13	N/A
60	36.02	36.02	36.02	47.35	47.35	N/A
61	N/A	37.71	37.71	47.08	47.08	N/A
62	N/A	39.52	39.52	46.81	46.81	N/A
63	N/A	41.46	41.46	46.54	46.54	N/A
64	N/A	43.55	43.55	46.27	46.27	N/A
65	N/A	45.79	45.79	46	46	N/A
66	N/A	47.48	47.48	45.71	45.71	N/A
67	N/A	47.16	47.16	45.43	45.43	N/A
68	N/A	46.83	46.83	45.15	45.15	N/A
69	N/A	46.51	46.51	44.87	44.87	N/A
70	N/A	46.16	46.16	44.58	44.58	N/A
71	N/A	45.79	45.79	44.31	44.31	N/A
72	N/A	45.42	45.42	44.05	44.05	N/A
73	N/A	45.05	45.05	43.79	43.79	N/A
74	N/A	44.68	44.68	43.52	43.52	N/A
75	N/A	44.28	44.28	43.26	43.26	N/A
76	N/A	43.87	43.87	42.98	42.98	N/A
77	N/A	43.47	43.47	42.68	42.68	N/A
78	N/A	43.04	43.04	42.36	42.36	N/A
79	N/A	42.62	42.62	42.02	42.02	N/A
80	N/A	42.19	42.19	41.66	41.66	N/A

ICC16AC                     Page 6

SURRENDER CHARGE
PERCENTAGES

Male Preferred Elite Years 1 through 11

*Age	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10	Year 11
18-39	100	93	87	82	77	73	69	58	40	20	—
40-59	100	93	87	82	77	64	51	38	25	12	—
60	100	91	85	80	75	60	45	33	21	10	—

Male Preferred Non-Smoker Years 1 through 11

*Age	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10	Year 11
18-39	100	93	87	82	77	73	69	58	40	20	—
40-59	100	93	87	82	77	64	51	38	25	12	—
60	100	91	85	80	75	60	45	33	21	10	—

Male Standard Non-Smoker Years 1 through 11

*Age	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10	Year 11
18-39	100	93	87	82	77	73	69	58	40	20	—
40-59	100	93	87	82	77	64	51	38	25	12	—
60	100	91	85	80	75	60	45	33	21	10	—

Male Preferred Smoker Years 1 through 11

*Age	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10	Year 11
18-39	100	93	87	82	77	73	69	58	40	20	—
40-59	100	93	87	82	77	64	51	38	25	12	—
60	100	93	87	82	77	62	48	36	23	9	—

Male Standard Smoker Years 1 through 11

*Age	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10	Year 11
18-39	100	93	87	82	77	73	69	58	40	20	—
40-59	100	93	87	82	77	64	51	38	25	12	—
60	100	93	87	82	77	62	48	36	23	9	—

Male Juvenile Years 1 through 11

*Age	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10	Year 11
0-25	100	93	87	82	77	73	69	58	40	20	0

*Age is attained age as defined in this policy.

ICC16AC                     Page 7

GUARANTEED MAXIUMUM MONTHLY COST OF INSURANCE {*}

Policy Year	Rate Per $1000	Policy Year	Rate Per $1000	Policy Year	Rate Per $1000
1	0.07667	42	2.41583	83	71.61667
2	0.08833	43	2.71333	84	75.35083
3	0.10000	44	3.04750	85	79.25667
4	0.10917	45	3.43083	86	83.33333
5	0.11583	46	3.87583
6	0.12167	47	4.38417
7	0.12917	48	4.96583
8	0.13750	49	5.64000
9	0.14583	50	6.42333
10	0.15083	51	7.33083
11	0.15583	52	8.37667
12	0.16167	53	9.56833
13	0.16750	54	10.88750
14	0.17500	55	12.30583
15	0.18333	56	13.79083
16	0.19417	57	15.29667
17	0.21000	58	16.79500
18	0.23000	59	18.24417
19	0.25083	60	19.57583
20	0.27250	61	20.96667
21	0.29333	62	22.58583
22	0.31250	63	24.32417
23	0.33250	64	26.18833
24	0.35417	65	28.14000
25	0.38083	66	30.07417
26	0.41417	67	31.92167
27	0.45833	68	33.75167
28	0.50917	69	35.53083
29	0.56750	70	37.22750
30	0.63083	71	38.80833
31	0.69917	72	40.52583
32	0.77167	73	42.69833
33	0.85167	74	44.98417
34	0.94083	75	47.38917
35	1.04417	76	49.91917
36	1.16667	77	52.58000
37	1.31167	78	55.37750
38	1.48250	79	58.31750
39	1.67917	80	61.40583
40	1.90167	81	64.64833
41	2.14667	82	68.05000

{*Applicable to change effective MM/DD/YYYY}

ICC16AC                     Page 8

DEFINITIONS
When these words are used in this policy, they have the meaning stated:
Application - The application which was signed by you requesting this policy.
Attained Age - The insured’s age on his or her last birthday as of the policy issue date and subsequent policy anniversaries.
Company (we, us, our) - Allstate Assurance Company.
Face Amount - The initial death benefit, shown on the Policy Data pages, adjusted for any changes in accordance with the terms of this policy.
Fixed Account - The portion of policy value receiving fixed interest crediting and allocated to our general account.
General Account – Our company assets other than assets in separate accounts.
Grace Period - A time period of 61 days that begins on any monthly activity day where the net surrender value is less than the monthly deduction for the current policy month, except as provided in the Safety Net Premium provision.
In Force - The coverage provided by this policy is in effect.
Insured - The person whose life is covered by this policy as shown on the Policy Data pages.
Issue Age - The attained age of the insured on the issue date.
Issue Date - The date the policy is issued, as shown on the Policy Data pages. It is used to determine policy years and policy months in the policy.
Issued For Delivery - The state in which the application was signed.
Loan Account - An account established for amounts transferred from the sub-accounts and the fixed account as security for outstanding policy loans.
Minimum Initial Payment - The minimum payment which must be paid to issue the policy.
Monthly Activity Day - The day of the month on which deductions are made. This date is shown on the Policy Data pages. If a month does not have that day, the deduction will be made on the last day of that month.
Net Premium - The premium paid less the premium expense charge.
Net Surrender Value - The amount you would receive upon surrender of this policy, equal to the surrender value less any policy debt.
Payment Class - The class into which the insured is placed, determined by our guidelines for providing insurance coverage.
Planned Payment - As shown in the Policy Data pages, the amount you selected at the time you applied for this policy. It is not a required payment.
Policy Anniversary - The same day and month as your issue date for each subsequent year your policy remains in force.
Policy Data Pages - The pages of this policy which identify specific information about the insured and the benefits. Policy
Debt - The sum of all unpaid policy loans and accrued interest.
Policy Month - A one-month period beginning on the same day of the month as the issue date of the policy.
Policy Value - The sum of the values in the sub-accounts of the separate account plus the value of the fixed account, plus the loan account. The amount from which monthly deductions are made and the death benefit is determined.
Policy Year - A twelve-month period beginning on the issue date or a policy anniversary.
Portfolios - The underlying fund(s) (or investment series thereof) in which the sub-accounts invest.
Rider - An additional benefit attached to this policy.
Safety Net Period - The period of time the policy is guaranteed to stay in force based on the payment of the safety net premium.
Separate Account - A segregated investment account of the company as shown in the Policy Data pages.
Sub-Account - A subdivision of the separate account invested wholly in shares of one of the portfolios.
Surrender Value - The policy value less any applicable surrender charges.
Valuation Date - Each day the New York Stock Exchange (“NYSE”) is open for business.

ICC16AC                     Page 6

Valuation Period - The period commencing at the close of normal trading on the NYSE (currently 4:00 p.m. Eastern time) on each valuation date and ending at the close of the NYSE on the next succeeding valuation date.
You, Your - The person(s) having the rights of ownership defined in the policy.

DEATH BENEFIT
If the insured dies while this policy is in force, we will pay the death benefit when we have received due proof of death, subject to the terms and conditions of this policy. The death benefit will be reduced by any outstanding policy debt.

Death Benefit Payment
Interest will be paid on the death benefit from the date of death. Interest on the death benefit will accrue at the rate applicable to the policy for funds left on deposit. In determining the effective annual rate or rates, we will use the rate in effect on the date of death. Additional interest will accrue at a rate of 10% annually beginning 31 days from the latest of the following items to the date the claim is paid:

1.	The date we received due proof of death; or

2.	The date we receive sufficient information to determine our liability, the extent of our liability, and the appropriate payee legally entitled to the death benefit proceeds; or

3.
The date that legal impediments to payment of proceeds that depend on the action of parties other than us are resolved and sufficient evidence of the same is provided to us. Legal impediments to payment include, but are not limited to: a) the establishment of guardianships and conservatorships; b) the appointment and qualification of trustees, executors, and administrators; and c) the submission of information required to satisfy state and federal reporting requirements.

Death Benefit Option
While the insured is alive you may choose between two death benefit options.

If you select Option 1, the death benefit will be the greater of:

1.The face amount on the date of death; or

2.The percentage of the policy value shown in the Compliance with Federal Laws provision.

If you select Option 2, the death benefit will be the greater of:

1.The face amount plus the policy value on the date of death; or

2.The percentage of the policy value shown in the Compliance With Federal Laws provision.

The initial death benefit option selected by you is stated in the Policy Data pages. If no death benefit option is selected at the time of application, the death benefit option will be Option 1.

Change of Death Benefit Option
After the first policy year, you may request to change the death benefit option by making a written request in a form satisfactory to us. If you ask to change from Option 2 to Option 1, the face amount will be increased by the amount of the policy value. If you ask to change from Option 1 to Option 2, the face amount will be decreased by the amount of the policy value.

The change will take effect on the monthly activity day after the date we receive the written request. We will provide to you an endorsement showing the actual start date of the death benefit option change and the new face amount. We reserve the right to limit the frequency of the death benefit option changes made under this policy.

If this policy is in force on the policy anniversary following the insured's 100th birthday and Option 2 has been selected, the death benefit option will change to Option 1.

Change of Face Amount
At any time after the first policy year, you may request a change in face amount by making a written request in a form satisfactory to us. We will provide to you an endorsement showing the new face amount. The change will take effect on the monthly activity day after the date we approve the request:

ICC16AC                     Page 7

1.
Increasing the face amount. You must submit a new application for an increase in face amount. We will require due proof that the insured is still insurable. The cost of insurance for the increase will be based on the payment class we determine. An increase will take effect on the monthly activity day after the date we approve the increase. We reserve the right to limit the amount of any increases made under this policy. The minimum increase amount is $10,000. An increase is not allowed after the maximum issue age. The face amount may not be increased more than once in any 12-month period.

2.
Decreasing the face amount. A decrease will take effect on the monthly activity day after the date we approve the request. A decrease in face amount will first be applied against the most recent increase successively and finally to the initial face amount. The face amount in effect after any decrease must be at least $100,000. This minimum amount does not apply to a decrease due to a death benefit change from Option 1 to Option 2.

A face amount decrease resulting from a partial withdrawal from net surrender value may not reduce the face amount below
$25,000.

BENEFICIARY
Subject to the terms and conditions of this policy, the beneficiary will receive the death benefit when the insured dies and we have received due proof of death. The beneficiary is as stated in the application unless changed.

The two classes of beneficiaries are primary beneficiaries and contingent beneficiaries. Primary and contingent beneficiaries are individually and collectively referred to in this policy as “beneficiaries.” The beneficiaries will receive the death benefit in the following order:

1.Primary beneficiary

2.Contingent beneficiary.

The primary beneficiary is the beneficiary (ies) who is first entitled to receive benefits under this policy upon the death of the insured. In order to receive the death benefit, the beneficiary must be living on the earlier of:

1.The day we receive due proof of the insured’s death, or

2.The 15th day past the insured’s death.

If the beneficiary does not survive the insured in accordance with these requirements, we will pay the death benefit as if the beneficiary were not living when the insured dies. If none of the named beneficiaries are living when the insured dies, the death benefit will be paid to you, if living, otherwise to your estate.

We will pay the death benefit to the beneficiaries according to the most recent written instructions we have accepted from you. If we have not accepted any written instructions, we will pay the death benefit in equal shares to the named beneficiaries in the same class who are to share the funds. If there is more than one beneficiary in a class and one of the beneficiaries predeceases the insured, the remaining beneficiaries in that class will divide the deceased beneficiary’s share in proportion to the original share of the remaining beneficiaries.

You may change or add beneficiaries during the insured’s lifetime by written request in a form satisfactory to us, unless you have designated an irrevocable beneficiary. You must file the request with us. Upon acceptance, the change will take effect, unless otherwise specified by you, on the date you signed the request, subject to any payments made or actions we take prior to acceptance of the request.

If you name one or more irrevocable beneficiaries, no change in the beneficiaries may be made without their consent. Inadvertent acceptance by us of beneficiary changes not consented to by the irrevocable beneficiaries shall not change the irrevocable beneficiaries. No change which affects policy values may be made without the consent of all irrevocable beneficiaries.

No beneficiary has any rights in this policy until the insured dies.

OWNERSHIP
The insured is the owner if no other person is named in the application as owner. The owner controls the policy during the lifetime of the insured. Unless you provide otherwise, as owner, you may exercise all rights granted by the policy without the consent of anyone

ICC16AC                     Page 8

else. If the last named owner dies before the insured, then any contingent owner is the new owner. If no owner named in this policy is living, then the owner will be the estate of the last named owner.

You may name a new owner. You must make this request in writing in a form satisfactory to us and file it with us. No such request is binding upon us until we accept it. When we accept it, it is effective as of the date you signed the request, subject to any action we have taken before we accept it. We may establish a limit on the maximum number of owners.

Assignment
You may assign this policy or an interest in it to another. You must do so in writing in a form satisfactory to us and file the assignment with us. When we receive an assignment on our assignment form, your rights and those of the beneficiary will be subject to the assignment. Unless otherwise specified by you, the assignment will take effect on the date you signed the request, subject to any payments or actions taken by us before acceptance of the request. We are not responsible for the validity of any assignment you make.

PREMIUM PAYMENT
Payments
Premiums for this policy are also referred to as payments. The planned payment and minimum initial payment are shown on the Policy Data pages. Payments are flexible. This means you may change the amount of planned payments and the time between payments. Payments are payable to us. The amount you pay will affect the policy value. If you pay too little, the policy will lapse subject to the grace period.

Allocation of Premium Payments
We will invest the net premium payments in the fixed account and the sub-accounts you selected on the application. Allocations are made according to the selections you made on the application unless you have changed your allocations in accordance with this provision. Your allocation selections must be in whole percentages from 0% to 100%. The total allocation must equal 100%. You may change your allocation percentages at any time by making a written request in a form satisfactory to us. We will establish a maximum number of sub-accounts to which you may allocate net premium payments.

All net premium payments not requiring underwriting will be allocated to the fixed account and the sub-accounts as of the date payments are received by us. Premium payments requiring underwriting will not be credited with interest or earnings. Net premium payments requiring underwriting will be allocated to the sub-accounts and fixed account as of the date underwriting approval is received and all outstanding requirements have been completed.

We reserve the right to allocate premium payments to the fixed account during the Right to Examine Your Policy period. Transfer of premiums from the fixed account at the end of the Right To Examine Your Policy period will not be considered one of your free transfers and will not be subject to the fixed account transfer restrictions described in the Transfer and Transfer Fee provision.

Grace Period
Except as provided in the Safety Net Premium provision below, if on any monthly activity day, the net surrender value is less than the monthly deduction for the current policy month, you will be given a grace period of 61 days. This policy will be in force during the grace period. If we do not receive sufficient payment by the end of the grace period, the policy will lapse. We will send a written notice to you and any assignee of record at least 30 days before the end of the grace period. If the insured dies during the grace period, we will deduct any due and unpaid monthly deductions and policy debt owed from the death benefit.

Safety Net Premium
If total payments, less withdrawals and policy debt, are greater than or equal to the sum of the monthly safety net premiums from the issue date including the current month, then the policy is guaranteed to stay in force for a safety net period as shown on the Policy Data pages, even if the net surrender value becomes insufficient to cover monthly deductions.

If, at any time the total payments, less withdrawals and policy debt, are less than the sum of the monthly safety net premiums from the issue date, including the current month, the Safety Net Premium provision will no longer be in effect. Once it is not in effect, the policy will continue in force only so long as its net surrender value is sufficient to pay the monthly deductions and for any corresponding grace period. If additional payments are made that are greater than or equal to the sum of the monthly safety net premiums required, the benefits provided by the Safety Net Premium provision will become available.

ICC16AC                     Page 9

Increases, decreases, withdrawals, death benefit option changes, policy loans, and additions or deletions of riders may affect the monthly safety net premium. At the end of the safety net period, an additional payment may be required to keep this policy in force.
Reinstatement
If this policy terminates prior to the death of the insured and if this policy has not been surrendered, this policy may be reinstated, subject to our approval of the reinstatement application. To reinstate this policy you must:

1.	Make your request within five years of the date the policy entered the grace period;

2.	Give us the proof we require that the insured is still insurable in the same payment class that the policy was issued in;

3.	Make a payment large enough to cover the unpaid monthly deductions for the grace period, and to keep the policy in force for three policy months from the date of reinstatement; and

4.	Pay or ask us to reinstate any policy debt as described in the Loans provision.

The policy value on the reinstatement date will reflect the policy value at the time of termination and payments applied at the time of reinstatement. Upon your request, the policy debt on the reinstatement date will equal the policy debt at the time of termination. Surrender charges will continue to be based on the original issue date.

As long as the safety net period shown on the Policy Data pages has not expired, the Safety Net Premium provision may also be reinstated at the time the policy is reinstated by paying:

1.	The sum of the monthly safety net premiums from the issue date to the end of the grace period including the month of termination and the month of reinstatement, minus

2.	Total payments made since the issue date, less any withdrawals and outstanding policy debt, as of the time of lapse.
Additional subsequent payments may be needed to maintain the Safety Net Premium provision.

The effective date of reinstatement will be the date we approve the request for reinstatement. When this policy is reinstated, a new two-year contestable period will apply with respect to statements made in the application for reinstatement. The contestable period is explained in the Incontestability provision of this policy.

ACCOUNT PROVISIONS
Separate Account
The separate account is a segregated investment account to which we allocate assets contributed under this and certain other life insurance policies. The assets of the separate account will be valued at least as often as any policy benefits vary, but at least monthly. Our determination of the value of the accumulation unit by the method described in this policy will be conclusive. Income, gains, and losses, whether or not realized, from assets allocated to the separate account shall be credited to or charged against such account without regard to our other income, gains, or losses.

Our Rights to the Separate Account
We will have exclusive and absolute ownership and control of the assets of our separate account. The assets of the separate account will be available to cover the liabilities of our general account only to the extent those assets exceed the liabilities of that separate account arising under the variable life policies supported by that separate account.

We reserve the right, when permitted by law, to do any of the following:

1.De-register the separate account under the Investment Company Act of 1940;

2.Manage the separate account under the direction of a committee or discharge such committee at any time;

3.Operate the separate account as a management company;

4.Restrict or eliminate any voting rights of policy owners or other persons who have voting rights as to the separate account;

5.Combine the separate account with one or more other separate accounts; and

ICC16AC                     Page 10

6.
Transfer assets of the separate account, which we determine to be associated with the class of policies to which this policy belongs, to another separate account. If this type of transfer is made, the term “separate account”, as used in this policy, shall mean the separate account to which the assets were transferred.

Fixed Account
At any time while this policy is in force, you may allocate premiums, or transfer from an existing sub-account, to the fixed account. The fixed account will earn interest daily at the current rate declared by us. The guaranteed minimum interest rate is an effective annual rate compounded daily. The guaranteed minimum interest rate used to compute policy values in the fixed account is shown on the Policy Data pages. We may credit an interest rate greater than the minimum stated.

Transfer and Transfer Fees
You may transfer amounts between sub-accounts and/or the fixed account. We reserve the right to impose a $10 transfer fee on the second and subsequent transfers within a calendar month, to require a minimum transfer amount as shown on the Policy Data pages, and to limit the number of transfers in any policy year. Additional restrictions apply to transfers from or to the fixed account as discussed below.

This policy is not designed to serve as a vehicle for frequent transfers. If you execute frequent transfers, we reserve the right to restrict your transfer privileges in accordance with federal securities laws. Such restrictions will be applied in a manner reasonably designed to prevent any use of the transfer right which is considered by us to be to the disadvantage of other policy owners.

At any time, without notice, we may suspend, modify or terminate your privilege to make transfers via telephone, facsimile, overnight delivery or via other electronic or automated means. In addition, we reserve the right to refuse any transfer request if, in our sole discretion:

1.
We believe that a specific transfer request or group of transfer requests may have a detrimental effect on unit values or the share prices of the underlying portfolios or would be to the disadvantage of other policy owners; or

2.
We are informed by one or more of the underlying portfolios that the purchase of shares is to be restricted because of frequent trading or a specific transfer request or group of transfer requests are deemed to have a detrimental effect on share prices of the affected underlying portfolios.

We may revise these restrictions at any time as necessary to protect the interests of policy owners or to comply with regulatory requirements in accordance with federal securities laws.

Transfers from the fixed account to the sub-accounts may only be made during the 60-day period beginning on the issue date or the policy anniversary. Transfer requests received at any other time will not be processed.

Separate Account Modifications
We reserve the right, subject to applicable law, to make additions to, deletions from, or substitutions for the portfolio shares underlying the sub-accounts of the separate account. We will not substitute any share attributable to your interest in a sub- account without notice to you, to the extent required by the Investment Company Act of 1940, as amended, (“the Act”).

We reserve the right to establish additional sub-accounts of the separate account, each of which would invest in shares of another portfolio. You may then instruct us to allocate premium payments or transfers to such sub-accounts, subject to any terms set by us or the portfolio. We also reserve the right, subject to applicable laws and regulations, to discontinue accepting premium payments and/or discontinue permitting transfers into sub-accounts of the separate account after providing notice to you.

Deferment of Payments
We will pay any amounts due under the separate account of this policy within seven days, unless:

1.	The New York Stock Exchange is closed for other than usual weekends or holiday closings, or trading on such exchange is restricted;

2.	An emergency exists as defined by the Securities and Exchange Commission; or

3.	The Securities and Exchange Commission permits delay for the protection of policy owners.

For amounts due under the fixed account, we may defer payment of any net surrender value for up to six months and any loan amount, unless it is to pay a premium to us, for up to six months.

POLICY VALUE
On the issue date or, if later, the date the first premium is received, the policy value is the net premium less the monthly deduction for the first policy month. On any other day, the policy value is the sum of the values in each sub-account, plus the value of the fixed account and the loan account.

On each valuation date, the value in a sub-account is:

1.	The value of the sub-account on the preceding valuation date, multiplied by the net investment factor for the sub-account for the current valuation period; plus

2.	Any net premium received and allocated to the sub-account during the current valuation period; plus

3.	Any policy value transferred to the sub-account during the current valuation period; minus

4.	Any policy value transferred from the sub-account during the current valuation period; minus

5.	Any partial withdrawals from the sub-account during the current valuation period; minus

6.	The portion of any monthly deduction allocated to the sub-account during the current valuation period for the policy month following the monthly deduction day.

The value in the fixed account equals:

1.	Any net premiums allocated to it; plus

2.	Any policy value transferred to it from the sub-account; plus

3.	Interest credited to it; minus

4.	Any policy value transferred out of it; minus

5.	Any partial withdrawals taken from it; minus

6.	Any monthly deduction charge taken from it.

The value in the loan account equals:

1.	Any policy value transferred from the fixed account or sub-accounts; minus

2.	Any policy value transferred to the fixed account or sub-accounts; plus

3.	Interest adjustments

All policy values are not less than the minimum values and benefits required by applicable law. Detailed explanations of methods of calculation are on file with appropriate regulatory authorities.

Net Investment Factor
The net investment factor measures investment performance of a sub-account during a valuation period. The net investment factor is A divided by B:

Where A is:

1.	The net asset value per share of the portfolio held in the sub-account at the end of the current valuation period, plus

2.	The per share amount of any dividend or capital gain distribution made by the portfolio during the current valuation period, plus or minus

3.
A per share credit or charge with respect to any taxes which we paid or for which we reserved during the valuation period which are determined by us to be attributable to the operation of the sub-account (no federal income taxes are applicable under present law); and

Where B is the net asset value per share of the portfolio held in the sub-account at the end of the previous valuation period.

Premium Expense Charge
Upon receipt of each payment and before allocation of the payment to the sub-accounts or fixed account, we will deduct a premium expense charge. This charge, shown on the Policy Data pages, is a percentage of the premium received.

Monthly Per $1000 of Face Amount Charge
The monthly per $1000 of initial face amount charge information is shown on the Policy Data pages and varies by issue age, sex, payment class, and face amount of the insured. The Tier 1 monthly per $1000 of initial face amount rate is multiplied by the first
$100,000 of initial face amount, divided by 1000. If the initial face amount is greater than $100,000, the Tier 2 monthly per
$1000 of initial face amount rate is multiplied by the initial face amount in excess of $100,000, divided by 1000.

A monthly per $1000 of face amount charge will also be assessed for each increase in face amount for the first 30 policy years following the effective date of each increase. The applicable charge is equal to the amount of increase multiplied by a rate, which varies based on the attained age, sex, payment class, and face amount of the insured, divided by 1000.

Monthly Mortality and Expense Risk Charge
The monthly mortality and expense risk charge is equal to the annual mortality and expense risk rate shown on the Policy Data pages for the appropriate policy year times the total value in the sub-account on the monthly activity day.

Cost of Insurance
The cost of insurance is determined as follows:

1.	Divide the death benefit as of the prior monthly activity day by 1.0032737.

2.	Subtract the policy value as of the prior monthly activity day.

3.
Multiply the result by the current cost of insurance rate divided by 1000. The cost of insurance rate is based on multiple factors, including, but not limited to, the insured's sex, issue age, policy year, payment class, and face amount. We may change the cost of insurance rates for any reason at any time, but they will never be more than the guaranteed maximum rates shown on the Policy Data pages.

Monthly Deductions
The monthly deduction is the sum of:

1.	A monthly policy fee, not to exceed the maximum monthly policy fee shown on the Policy Data pages; and

2.	The monthly per $1000 of face amount charge; and

3.	The monthly mortality and expense risk charge; and

4.	The monthly cost of insurance for the policy; and

5.	The monthly cost of any riders attached to the policy.

The monthly deduction will be zero beginning on the policy anniversary following the insured’s 121st birthday.

SURRENDER VALUE
The net surrender value of this policy is the amount we will pay you if you ask us to terminate this policy. It is equal to the policy value minus the surrender charge, minus any policy debt. If the surrender charge is greater than the policy value, the surrender value is zero. We may defer the payment of the net surrender value for up to six months after your request. If we do defer payment, we will pay interest per any applicable state requirements.

Surrender Charge
The maximum surrender charges we will assess, based on the face amount at issue, are shown on the Policy Data pages. An additional surrender charge will apply to an elective increase in face amount. From the effective date of the increase, the new additional surrender charge will continue for 10 years. The additional surrender charge on an increase is calculated as follows:

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1.The surrender charge factor; multiplied by

2.The increase in face amount divided by 1000; multiplied by

3.The surrender charge percentage.

The surrender charge factor and surrender charge percentage, shown in the tables on the Policy Data pages, vary by sex, increase payment class, and attained age.

Continuation of Coverage
If you stop making payments, this policy and any riders will remain in effect as long as the net surrender value covers the monthly deductions or the policy is still in force as defined in the Safety Net Premium provision. This Continuation of Coverage provision does not continue any riders beyond their scheduled termination dates.

Partial Withdrawal
You may request a partial withdrawal of your net surrender value by making a request in writing in a form satisfactory to us. Your partial withdrawal will be effective on the next valuation date. You may specify how much of your partial withdrawal you want taken from each sub-account or from the fixed account. However, you may not withdraw from the fixed account more than the total withdrawal times the ratio of the fixed account to your total policy value immediately prior to the withdrawal. The partial withdrawal service fee, as shown on the Policy Data pages, will be assessed on each partial withdrawal and may be deducted from the sub-accounts and fixed accounts in the same proportion as the partial withdrawal.

The policy value will be reduced by the amount of any partial withdrawal and the partial withdrawal service fee. If your policy has Death Benefit Option 1, the face amount will also be reduced by the amount of any partial withdrawal. The minimum partial withdrawal amount is $250 and the maximum partial withdrawal amount may not reduce the net surrender value below $500.

We may defer the payment of any partial withdrawal for up to six months after your request. We will continue to credit interest during this time.

Basis of Values
Minimum surrender values and guaranteed cost of insurance rates are based on the 2017 CSO Mortality Table, age last birthday, male or female, smoker or nonsmoker, as applicable. For issue ages 0 to 17 only, minimum surrender values and guaranteed cost of insurance rates are based on the 2017 CSO Composite Mortality Table, age last birthday, male or female, as applicable. The surrender value at all times reflects the payments that you have made and the time elapsed in the policy year.

The minimums are not less than the minimum values and benefits required by or pursuant to the NAIC Variable Life Insurance Regulation, model #270 using Actuarial Guideline XXIV. A detailed statement of the method used to calculate surrender values has been filed with the Interstate Insurance Product Regulation Commission.

Indeterminate Charges and Credits
Indeterminate charges are those charges in the policy that provide a guaranteed maximum amount while allowing us to charge any amount below this maximum level. Indeterminate credits are those credits in the policy that provide a guaranteed minimum amount while allowing us to credit amounts in excess of the minimum. Changes to the indeterminate charges or indeterminate credits will be based upon experience factors, which include but are not limited to: investment earnings, mortality, expenses, persistency, and changes in taxes or regulations.

We have the right to change the interest credited to this policy, the cost of insurance, and any indeterminate expense charges deducted under this policy. Additional amounts are non-forfeitable after they have been credited to this policy, except indirectly due to surrender charges.

Attainment of Age 121

Beginning with the policy anniversary following the insured’s 121st birthday, no monthly deduction will be charged, and the death benefit will be greater than or equal to the policy value. The policy value will continue to be credited with interest and policy loans will continue to accrue interest. The death benefit will continue to be determined in accordance with the terms of the Death Benefit provision. Premiums will not be accepted after the first policy anniversary following the insured’s 121st birthday except to keep the policy in force. Withdrawals are available after the insured’s attained age 121.

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LOANS
While this policy is in force, you may take a loan under this policy. The minimum loan amount is $250. The total amount of loans cannot be more than the maximum loan described in this provision. This policy will be the sole security for the loan. Policy debt on this policy has priority over the claims of any other person. We may defer the payment of any loan for six months after your request, unless the loan is to pay a premium to us.

The maximum loan that can be taken at any time must comply with the following conditions:

1.	The total policy debt after the loan is taken cannot exceed 75% of the surrender value; and

2.	The net surrender value after the loan is taken must be sufficient to cover the most recent total monthly deduction multiplied by 3.

When a policy loan is made, a portion of the policy value sufficient to secure the loan will be transferred to the loan account from the fixed account and sub-accounts. This transfer will reduce the policy value in the fixed account and sub-accounts. Any loan interest that is due and unpaid will also be transferred. All loan amounts will be transferred from the sub-accounts and the fixed account to the loan account in the same allocation percentages as specified for premium payments. However, we will not withdraw loan amounts from the fixed account equaling more than the total loan multiplied by the ratio of the fixed account to your total account value immediately prior to the loan. If this is the case, the transfers from the sub-accounts will be increased proportionately based on the premium payment allocation percentages without the fixed account. Amounts transferred to the loan account will no longer be affected by the investment experience of the separate account and will instead accrue interest at the annual loan credited rate as shown on the Policy Data pages.

Policy loans reduce the amount available upon surrender of the policy and the amount available upon the death of the insured. If your policy debt exceeds the surrender value, this policy will terminate except as provided in the Grace Period provision. As provided in the Grace Period provision, we will send a written notice to you and any assignee of record at least 30 days before the policy terminates.

Loan Interest
An amount equal to your policy value less all premiums paid may be taken as a preferred loan. The annual loan interest rate charged for preferred loans is shown on the Policy Data pages. A standard loan is the amount that may be borrowed from the remaining net surrender value. The annual loan interest rate for standard loans is shown on the Policy Data pages. After the initial surrender charge period, all new and existing loans will be charged the interest rate for preferred loans.

Interest on policy loans accrues daily and is due at the end of each policy year. Any interest not paid when due becomes part of the policy loan and will bear interest at the rates described in this provision. The amount of the policy value equal to the policy loan will be credited interest at the loan credited rate shown on the Policy Data pages, regardless of the rate credited to the unloaned policy value.

Loan Repayment
As long as the policy remains in force, the policy debt may be repaid in whole or in part without penalty at any time while the insured is living. You may designate whether a payment to us is a loan payment and/or premium. Any payment received will be assumed to be paid in accordance with any payment notice we have provided you. If payment is received other than as provided by a payment notice, the payment will be assumed to be a premium payment. Loan repayments will be returned to the separate account. If you do not repay the policy debt, we will deduct the policy debt from the amounts we pay pursuant to the terms of this policy.

OTHER TERMS OF YOUR POLICY
Our Contract With You
This policy, including any endorsements and riders, the attached signed application, and any supplemental application(s) attached to this policy when changes in insurance coverage become effective, are the entire contract. The policy is issued based upon your application and the payment made by you.
All statements made in an application are representations and not warranties. No statement will be used to challenge any claim or to void any liability under this policy unless the statement is contained in an application and a copy of the application is attached to this policy when it is issued or when a change in insurance coverage becomes effective.

Only our officers have authority to change this policy. No agent may do this. Any change must be written.

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When Protection Starts
This policy becomes effective on the issue date only if the insured is then living, all underwriting requirements have been completed, and the minimum initial payment has been paid in full.

Termination
This policy will terminate upon the earliest of the following events:

1.	Surrender of the policy; or

2.	End of the grace period; or

3.	Death of the insured.

Misstatement of Age or Sex
If the insured's age or sex shown on the application has been misstated, we will adjust the death benefit to the amount which the most recent cost of insurance charge made would have purchased at the correct age and sex. We will not make any retrospective adjustments to the current policy value but will adjust future monthly deductions reflecting the correct age and sex.

Incontestability
We will not contest this policy after it has been in force during the lifetime of the insured for two years from the issue date unless one of the following exceptions occurs:

1.	Any increase in face amount: This contestable period with respect to the increase amount will be measured during the lifetime of the insured for two years from the effective date of the increase.

2.	Reinstatement of this policy or any riders: This contestable period will be measured during the lifetime of the insured for two years from the reinstatement date.

3.
A change in payment class from juvenile to non-smoker status or a change in payment class from a smoker status to a non- smoker status. This contestable period will be measured during the lifetime of the insured for two years from the change in payment class. The adjusted death benefit will be the amount that would have been purchased at the correct smoking status at the most recent mortality charge by adjusting the net amount at risk by the ratio of the incorrect cost of insurance rate to the correct cost of insurance rate. We will make no retrospective recalculations to the policy value. We may adjust future monthly deductions to reflect the corrected smoking status.

4.	An attached or subsequently issued rider has a separate incontestability provision. This contestable period will be measured in accordance with the incontestability provision provided in the rider.

We may contest this policy at any time for:

1.	The failure to make sufficient payments to cover the monthly deductions required to keep this policy and its riders in force.

2.	Fraud in the procurement of this policy when permitted by applicable law in the state where the policy was issued for delivery.

Suicide or Self-Destruction
If the insured dies by suicide while sane or by self-destruction while insane within two years from the issue date of the policy, we will only pay an amount equal to the payments minus any policy debt and partial withdrawals, and the policy will terminate.

If the insured dies by suicide while sane or by self-destruction while insane within two years of the effective date of any increase in face amount, our liability with respect to the increase, will be limited to the cost of insurance for the increase.

Annual Report
Each year we will send you an annual report following the policy anniversary. Each report will provide information on various transactions that took place during the policy year just completed, as well as information on the current status of the policy. This information will include items such as:

1.	The beginning and end dates of the current report period.

2.	The policy value as of the end of the current and prior year.

3.	Payments, withdrawals, and transfers made during the year.

4.	The monthly deductions and expense charges made during the year.

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5.	Investment experience of the sub-accounts and fixed account during the year.

6.	The current death benefit.

7.	The current surrender value.

8.	The amount of policy debt.

Illustrative Report
In each policy year after the first, you may request one free illustrative report that projects future policy values. After the first illustrative report has been requested, we may charge you a fee for any additional illustrative reports requested in that same policy year. The fee will not exceed $25.00, and we will inform you of the current charge before sending any additional illustrative reports. The illustrative report content will be at our sole discretion but will include any information required by law or regulation.

Conformity With Interstate Insurance Product Regulation Commission Standards
This policy was approved under the authority of the Interstate Insurance Product Regulation Commission and issued under the Commission Standards. When any provision of this policy is found to be in conflict with any applicable Interstate Insurance
Product Regulation Commission standard in effect at the time this policy was approved by the Commission, this policy is amended to conform to any such standard. This policy is subject to the laws of the state where the policy was issued for delivery.

Nonparticipating
This policy does not share in our profits or surplus earnings. We will pay no dividends on this policy

Compliance With Federal Laws
This policy should be construed to comply with Sections 7702 and 7702A of the Internal Revenue Code.

The two requirements below are intended to maintain the status of this policy as life insurance under the current Internal Revenue Code:

First, the amount of payments that you may pay is limited by law. We will conduct a test no less frequently than annually, and return any excess payments, with interest, within 60 days of the end of the policy year in which the excess payments were paid.

Second, the death benefit payable may not be less than the applicable percentage of the policy value. This percentage is based on the attained age as shown in the following table:

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Attained Age	Applicable Percentage	Attained Age	Applicable Percentage
0 to 40	250	61	128
41	243	62	126
42	236	63	124
43	229	64	122
44	222	65	120
45	215	66	119
46	209	67	118
47	203	68	117
48	197	69	116
49	191	70	115
50	185	71	113
51	178	72	111
52	171	73	109
53	164	74	107
54	157	75 to 90	105
55	150	91	104
56	146	92	103
57	142	93	102
58	138	94 to 99	101
59	134	100 and above	100
60	130
We will conduct a test monthly and increase the death benefit, subject to our then current underwriting limits, to be equal to the applicable percentage of your policy value, if necessary. If we cannot increase the death benefit due to underwriting limits, we will return that amount of payments necessary so that the death benefit will be equal to the applicable percentage of your policy value.

If it is necessary for us to return payments to you, we will return them within 60 days of the end of the policy year in which they were paid. However, we will not refund such payment if it is necessary to keep this policy in force at the same death benefit amount prior to the premium payment. You may submit an application for an increase in base face amount subject to the conditions in the Change of a Face Amount provision of this policy.

We reserve the right to amend the policy to comply with:

1.	Requirements of the Internal Revenue Code;

2.	Any regulations or rulings issued under the Internal Revenue Code; and

3.	Any other requirements imposed by the Internal Revenue Service.

We will give you a copy of any such amendment.

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Settlement
The net death benefit payable to a beneficiary, or the net surrender value in the event you withdraw it, will be paid in one sum or applied to any settlement option we then provide. The one sum payment may be paid in a single payment or deposited to an interest bearing account, if available. When we pay the proceeds, we may ask that this policy be returned to us. After payments under a settlement option have started, no changes to the payments are permitted.

Settlement options will include:

1.	We will pay a selected monthly income until the proceeds, with interest, are exhausted.

2.
We will pay a monthly income, based upon the amount of proceeds, interest rate and the age and sex of the person or persons receiving the funds, for a selected period or the lifetime of the person or persons to whom the funds are being paid.

We guarantee that the rate of interest used to calculate the monthly benefit will not be less than an annualized effective interest rate of 1%. We may pay interest in excess of the guaranteed rate. We will issue a supplementary contract setting forth the benefits to be paid and the rights of the beneficiary. Each election must include at least $5,000 of policy proceeds and must result in installment payments of not less than $50.

The following tables contain the guaranteed monthly payment per $1000 of policy proceeds applied, which were calculated using the Annuity 2000 Mortality Tables and an annualized effective interest rate of 1%. For ages, guaranteed payment periods, combinations of sex, payment frequencies and annualized effective interest rates not shown in these examples, payment factors will be calculated on a basis consistent with the factors shown. The adjusted age of the beneficiary is used to determine the appropriate monthly payment factor to apply for the selected settlement option. The adjusted age is the actual age of the beneficiary (ies) on the settlement date, subtracted by two, reduced by one year for each six full calendar years between January 1, 2000 and the settlement date.

Annuity benefits at the time of their commencement will not be less than those that would be provided by the application of the net surrender value to purchase a single consideration immediate annuity contract at purchase rates, if we offer such contract at the time to the same class of annuitants, whether the annuity benefits are payable in fixed or variable amounts or both.

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Life Income with Guaranteed Payment Period:
Period:	Monthly Installment

Beneficiary's Adjustment	10 Year Certain		15 Year Certain		20 Year Certain
	Male	Female	Male	Female	Male	Female
55	$3.34	$3.07	$3.29	$3.04	$3.20	$2.99
56	3.43	3.14	3.37	3.11	3.27	3.06
57	3.52	3.22	3.45	3.19	3.34	3.13
58	3.61	3.30	3.54	3.26	3.41	3.19
59	3.71	3.39	3.62	3.35	3.48	3.27
60	3.82	3.49	3.72	3.43	3.55	3.34
61	3.93	3.58	3.81	3.52	3.62	3.41
62	4.05	3.69	3.91	3.61	3.69	3.49
63	4.17	3.80	4.01	3.71	3.77	3.57
64	4.30	3.91	4.11	3.81	3.84	3.64
65	4.44	4.03	4.22	3.92	3.91	3.72
66	4.58	4.16	4.32	4.03	3.97	3.8
67	4.72	4.30	4.43	4.14	4.04	3.88
68	4.88	4.44	4.54	4.25	4.10	3.95
69	5.03	4.59	4.65	4.37	4.16	4.02
70	5.20	4.75	4.76	4.49	4.21	4.09
71	5.37	4.92	4.86	4.61	4.27	4.16
72	5.54	5.10	4.97	4.73	4.31	4.22
73	5.72	5.28	5.07	4.85	4.36	4.28
74	5.90	5.47	5.17	4.96	4.39	4.33
75	6.08	5.67	5.26	5.08	4.43	4.37
76	6.26	5.87	5.35	5.19	4.46	4.41
77	6.45	6.07	5.43	5.29	4.48	4.45
78	6.63	6.28	5.50	5.38	4.51	4.48
79	6.81	6.49	5.57	5.47	4.52	4.50
80	6.99	6.70	5.63	5.55	4.54	4.52
81	7.16	6.90	5.69	5.62	4.55	4.54
82	7.33	7.10	5.74	5.68	4.56	4.55
83	7.49	7.29	5.78	5.74	4.57	4.56
84	7.64	7.47	5.82	5.79	4.58	4.57
85	7.78	7.64	5.85	5.83	4.58	4.58
86	7.91	7.79	5.88	5.86	4.59	4.58
87	8.03	7.93	5.90	5.89	4.59	4.59
88	8.14	8.05	5.92	5.91	4.59	4.59
89	8.23	8.17	5.94	5.93	4.59	4.59
90	8.32	8.26	5.95	5.94	4.59	4.59

ICC16AC                     Page 20

Guaranteed Payment Period:

No. of Years	Monthly Payment	No. of Years	Monthly Payment
1	$83.71	11	7.99
2	42.07	12	7.36
3	28.18	13	6.83
4	21.24	14	6.37
5	17.08	15	5.98
6	14.3	16	5.63
7	12.32	17	5.33
8	10.83	18	5.05
9	9.68	19	4.81
10	8.75	20	4.59

ICC16AC                     Page 21

FLEXIBLE PREMIUM VARIABLE ADJUSTABLE LIFE INSURANCE POLICY
Allstate Assurance Company will pay the death benefit upon receipt of due proof of the death of the insured, subject to the terms and conditions of this policy. Minimum initial payment is required to issue this policy. Payments are flexible for life. This policy does not pay dividends.

The amount or duration of the death benefit provided by this policy when based on the investment experience of the separate account is variable and not guaranteed as to a fixed dollar amount. The policy value resulting from premium payments allocated to the separate account will decrease and increase based on the investment experience of the separate account.

ICC16AC                     Page 22

Allstate Assurance Company
{1-800-366-1411}

CONTINUATION OF PAYMENT RIDER

General

1.	The “policy” is the policy to which this rider is attached.

2.
Coverage provided by this rider begins on the issue date of the policy unless it is issued after the date the policy is issued. In such a case, coverage begins on the date this rider is added to the policy.

3.	This rider does not have surrender values or loan values.

4.	This rider is subject to all terms and conditions of the policy, except as provided in this rider.

Benefit
We will credit the policy with payments equal to the monthly disability benefit on each monthly activity day under the following conditions:

1.	After the insured becomes totally disabled; and

2.	While total disability continues.

Additional premium payments and/or payments on any outstanding loans may be required to keep the policy in force while total disability continues.

Monthly Disability Benefit
The monthly disability benefit is shown on the Policy Data pages. At any time after the first policy year, you may request an increase or decrease in the monthly disability benefit by making a written request in a form satisfactory to us. You must submit a new application for an increase in the monthly disability benefit, which shall be subject to our approval. An increase will take effect on the monthly activity day after the date we approve it. A decrease will take effect on the monthly activity day after the date we receive your request. You may not increase the monthly disability benefit more than once per year. You may not decrease the monthly disability benefit to less than $10.

Cost of Rider
The cost for this rider is included in the monthly deductions for the policy as shown on the Policy Data pages. The cost of this rider is based on multiple factors, including, but not limited to, the insured’s sex, issue age, and monthly disability benefit.

You may make payments while the insured is disabled. The monthly disability benefit payments credited to the policy will not be reduced due to any payments that you make.

Premiums and Deductions During the First Six Consecutive Months of Continuous Total Disability
During the first six consecutive months of continuous total disability, premium payments large enough to keep the policy in force must be paid, as provided in the Safety Net Premium and Grace Period provisions of the policy.

After the insured has been totally disabled for six consecutive months, you must give us due proof of total disability. When we approve a claim for this benefit, we will also credit the policy with the monthly disability benefit for the months since the insured became disabled; however, no benefit payments will be credited for months more than one year prior to the time we receive proof of claim.

Total Disability
During the first 24 months of total disability, total disability means that the insured is unable to perform the substantial and material duties of the insured’s regular occupation. After 24 months, the insured will be considered totally disabled if unable to engage in any gainful occupation, business, or profession in which the insured may reasonably be expected to perform by reason of education, training, or experience.

ICC16AC                     Page 23

Total disability of the insured requires:

1.	The insured must be certified as totally disabled by a licensed physician other than the insured; and

2.
Total disability must be caused by accidental bodily injury or disease. This total disability must begin after the issue date of this rider, but before the rider expiry date shown on the Policy Data pages; and

3.	Total disability cannot be caused or contributed to by any condition disclosed in the application and explicitly excluded in a form attached to the policy; and

4.	Total disability must be continuous for six consecutive months; and

5.	This rider and the policy must be in force when total disability began.

Notice of Claim and Proof of Total Disability
Written notice of a claim and proof of total disability must be given to us during the lifetime of the insured and within one year after the beginning of total disability. Failure to give notice and proof within one year will not invalidate a claim if it is shown that the notice and proof were given as soon as was reasonably possible.

Prior to the approval of any claim for this benefit and while total disability continues, we may require that the insured be examined by a physician we choose.

Proof of Continuance
During the first two full years of continuous disability after the approval of a claim, we may require proof of the continuance of total disability only once every 30 days. We will not require proof more often than once a year after total disability has continued for two full years. If proof is not furnished on request or if the insured fails to submit to a medical examination that we request, we will stop crediting the policy with benefit payments.

Notice of Recovery From Total Disability
You must give immediate notice to us when total disability ceases.

Recurrence of Prior Total Disability If, following recovery from a total disability which has continued for at least six consecutive months, the insured suffers another total disability which:

1.	Begins within thirty days of recovery; and

2.	Is due to the same or related causes as the prior total disability;

then the total disability shall be considered to have continued during the period between recovery and recurrence of total disability.

Limitations
The insured will not qualify for benefits provided by this rider if disability results from an intentionally self-
inflicted injury while sane, or from war or any act of war, whether or not the insured is in military service. The term “war” includes declared or undeclared war or any conflict between the armed forces of any country or countries.

Reinstatement
If this rider terminates at the end of the grace period and prior to the death of the insured, this rider may be reinstated. To reinstate this rider the policy must be reinstated, and we must receive the proof we require that the insured is still insurable. This rider cannot be reinstated after the rider expiry date shown on the Policy Data pages.

The effective date of reinstatement will be the date we approve the reinstatement. When this rider is reinstated a new two-year contestable period will apply with respect to statements made on the application for reinstatement. The contestable period is explained in the Incontestability provision of this rider.

ICC16AC                     Page 24

ICC16AC                     Page 25

Incontestability
We will not contest this rider after it has been in force during the lifetime of the insured for two years from the issue date unless one of the following exceptions occurs:

1.	Any increase in benefit amount: This contestable period with respect to the increase amount will be measured during the lifetime of the insured for two years from the effective date of the increase.

2.	Reinstatement of this rider: This contestable period will be measured during the lifetime of the insured for two years from the reinstatement date.

We may contest this rider at any time for:

1.	The failure to make sufficient payments to cover the monthly deductions required to keep the policy and this rider in force.

2.	Fraud in the procurement of this rider, when permitted by applicable law in the state where the policy was issued for delivery.

This period of contestability will be extended for the length of the insured’s total disability if the insured becomes disabled within two years from the issue date of the rider.

When This Rider Terminates
This rider will terminate on the earliest of the following events:

1.
The rider expiry date as shown on the Policy Data pages; however, such termination will not affect a claim for this benefit that occurred before the rider expiry date and while the policy and rider were in force; or

2.	The monthly activity day after you make a written request to terminate this rider; or

3.	The date the policy terminates.

Angela Fontana	Mary Jane Fortin
Secretary	President

ICC16AC                     Page 26

ALLSTATE ASSURANCE COMPANY
1-800-366-1411

ACCIDENTAL DEATH BENEFIT RIDER

General

1.	The “policy” is the policy or additional insured rider to which this rider is attached.

2.
Coverage provided by this rider begins on the issue date of the policy unless it is issued after the date the policy is issued. In such a case, coverage begins on the date this rider is added to the policy.

3.	For purposes of this rider, the “applicable insured” is the insured or additional insured as shown on the Policy Data pages if the Accidental Death Benefit Rider is listed as a benefit.

4.
For purposes of this rider, the “additional insured” is the person whose life is covered by an Additional Insured Term Insurance Rider, but only if this Accidental Death Benefit Rider is listed as a benefit of such Additional Insured Term Insurance Rider. This rider does not have surrender values or loan values.

5.	This rider is subject to all terms and conditions of the policy, except as provided in this rider.

Benefit
We will pay the accidental death benefit amount shown on the Policy Data pages upon the death of an applicable insured. The amount will be included in the death benefit of the policy or the Additional Insured Term Insurance Rider and will be paid when we receive proof that the death of the insured:

1.	Resulted from an accidental bodily injury directly and independently of all other causes, which occurred while the policy and this rider were in force; and

2.	Occurred within 180 days from the date of injury; and

3.
Was not caused or contributed to by any of the factors listed in the Risks Not Covered provision of this rider. Where allowed by law, we may have an autopsy performed at our own expense before we make a payment.

Cost of Rider
The cost for this rider is included in the monthly deductions for the policy as shown on the Policy Data pages.

Beneficiary
We will pay the benefit provided by this rider to the beneficiary or beneficiaries for the applicable insured.

Risks Not Covered
This benefit will not be payable if the applicable insured’s death was caused or contributed to by:

1.	War or any act of war, whether or not the insured is in military service. The term “war” includes declared or undeclared war or any conflict between the armed forces of any country or countries.

2.	Any attempt at suicide, or intentionally self-inflicted injury, while sane or insane.

3.	Committing or attempting to commit a felony or participation in an illegal occupation or activity.

4.	Disease, infirmity of the body or mind, or medical or surgical treatment for such disease or infirmity.

ICC16AC                     Page 27

5.	Voluntary intake or use by any means of:

a)	Any drug unless as prescribed or administered by a physician and taken in accordance with the physician’s instructions, or

b)	Poison, gas or fumes unless as a direct result of an occupational accident.

6. Travel in or descent from an aircraft if the insured acted in a capacity other than as a passenger.

7. Travel in an aircraft or device:

a)	For testing or experimental purpose, or

b)	Used by or for any military authority, or

c)	Used for travel beyond the earth’s atmosphere.

8. Riding or driving an air, land or water vehicle in a race, speed or endurance contest.

9. Aeronautics (hand-gliding, skydiving, parachuting, ultra-light soaring, ballooning, and parasailing).

10. Rock climbing or mountain climbing.

11. Intoxication as defined by the jurisdiction where the accident occurred.

Reinstatement
If this rider terminates at the end of the grace period and prior to the death of the insured or additional insured, this rider may be reinstated. To reinstate this rider for the insured the policy must be reinstated. To reinstate this rider for the additional insured, both the policy and the Additional Insured Term Insurance Rider covering the life of the additional insured must be reinstated.
We must receive the proof we require that the applicable insured is still insurable in the same payment class this rider was issued in. This rider cannot be reinstated after the rider expiry date on the Policy Data pages.

The effective date of reinstatement will be the date we approve the reinstatement. When this rider is reinstated a new two-year contestable period will apply with respect to statements made on the application for reinstatement. The contestable period is explained in the Incontestability provision of this rider.

Incontestability
We will not contest this rider after it has been in force during the lifetime of the applicable insured for two years from the issue date unless one of the following exceptions occurs:

1.
Any increase in benefit amount: This contestable period with respect to the increase amount will be measured during the lifetime of the applicable insured for two years from the effective date of the increase.

2.	Reinstatement of this rider: This contestable period will be measured during the lifetime of the applicable insured for two years from the reinstatement date.

We may contest this rider at any time for:

1.	The failure to make sufficient payments to cover the monthly deductions required to keep the policy and this rider in force.

2.	Fraud in the procurement of this rider, when permitted by applicable law in the state where the policy was issued for delivery.

Misstatement of Age or Sex
If the applicable insured's age or sex shown on the application has been misstated, any benefit amount provided by this rider will be adjusted to the amount that the most recent cost of insurance charge made would have purchased at the correct age and sex. We will adjust future monthly deductions reflecting the correct age and sex.

ICC16AC                     Page 28

When This Rider Terminates
This rider will terminate on the earliest of the following events:

1.	The rider expiry date as shown on the Policy Data pages;

2.	The monthly activity day after you make a written request to terminate this rider; or

3.	The date the policy terminates.
Termination will not affect a claim for the benefit that satisfies the requirements of the Benefit provision.

Angela Fontana	Mary Jane Fortin
Secretary	President

ICC16AC                     Page 29

Allstate Assurance Company
{1-800-366-1411}

ACCELERATED DEATH BENEFIT RIDER FOR TERMINAL ILLNESS

Payment of accelerated benefits under this rider will reduce the policy death benefit and policy values, which include, but are not limited to, the policy value, surrender values, and loan value.

Amounts payable as accelerated benefits could be taxable under some circumstances. We recommend that you consult your personal tax advisor prior to electing an accelerated benefit under this rider to assess the tax treatment in your individual circumstances.

Benefit
We will pay you the accelerated death benefit provided by this rider upon due proof that the insured has been diagnosed with a terminal illness, subject to the terms and conditions of the policy and this rider. This rider is attached to and made part of the policy effective as of the issue date of the policy. This rider does not have surrender values or loan values.

Definitions
Immediate Family - The spouse, children, parents, grandparents, grandchildren, siblings or corresponding in-laws of you and the insured.

Physician - A doctor of medicine or osteopathy authorized to practice medicine and surgery by the state in which he or she performs such function or action. Physician does not include you, the insured, or a member of the insured’s or your immediate family.

Physician’s Statement - A written statement acceptable to us, signed by a physician, which gives the physician’s diagnosis of the insured’s terminal illness.

Policy - The policy to which this rider is attached.

Terminal Illness - A medical condition of the insured that, notwithstanding appropriate medical care, is reasonably expected to result in a life expectancy of 12 months or less from the date of the physician’s statement.

Conditions of Payment
While the policy and this rider are in force, we will pay you the accelerated benefit amount in a lump sum upon receipt of written due proof that the insured has a terminal illness, subject to the following conditions:

1.
Proof of terminal illness is received by us. This proof will include a properly completed claim form, a physician’s statement and any additional information from the physician we deem necessary. We may require, at our expense, an additional examination by a physician of our choice; and

2.	A consent form from all irrevocable beneficiaries and from all assignees must be signed and received by us.

This rider provides for the advance of a portion of the death benefit and is not meant to cause involuntary access to proceeds ultimately payable to the beneficiary.

Accelerated Benefit Amount
The maximum accelerated benefit you may request is equal to the lesser of:
1.    80% of the death benefit as of the date the first request is paid; or
2.    $250,000.

You may request any amount between $5,000 and the maximum accelerated benefit. The minimum face amount remaining after an accelerated benefit payment is $5,000. A maximum of three accelerated benefit payments may be paid provided the total amount does not exceed the maximum accelerated benefit.

ICC16AC                     Page 30

The amount of death benefit which you request to accelerate will be reduced by:

1.	Any due and uncollected monthly deductions or unpaid premium if a claim occurs during a grace period; plus

2.	An administrative charge of $150, if allowed under the rules and/or regulations of the Internal Revenue Service, for each accelerated benefit request; plus

3.	A pro rata amount of any outstanding loan or lien including any accrued interest; plus

4.
A 12-month actuarial discount which reflects the early payment of the accelerated benefit amount. It will be based on an annual interest rate which has been declared by us. The maximum interest rate used will be the greater of:

a.	The current yield on 90-day U.S. Treasury Bills; or

b.	The current maximum statutory adjustable policy loan interest rate.
The discount is based upon procedures and standards on file with the Interstate Insurance Product Regulation Commission.

The accelerated benefit payment will never be less than the pro rata portion of the surrender value, less policy debt. We reserve the right to limit the accelerated benefit amount such that the policy is not disqualified as life insurance according to the Internal Revenue Code.

Effects of Rider on the Policy
After an accelerated death benefit payment is made, the death benefit, face amount, policy value, surrender value, surrender charges, any outstanding policy debt including any accrued interest, and any required premium immediately prior to the payment of the accelerated benefit will be reduced on a pro rata basis. Future values will be calculated according to the methods described in the policy using the reduced amounts.

Upon a written receipt of your request to accelerate the death benefit and upon payment of an acceleration, we will send you and any irrevocable beneficiaries a statement showing the effect of acceleration on the death benefit, policy value, surrender value, and cost of insurance charges.

Reinstatement
If this rider terminates at the end of the grace period and prior to the death of the insured, this rider may be reinstated. To reinstate this rider the policy must be reinstated, and we must receive the proof we require that the insured is still insurable. Your rights and our rights will be those that were in effect before the rider lapsed.

Incontestability
We will not contest this rider after it has been in force during the lifetime of the insured for two years from the issue date, except when this rider is reinstated. When this rider is reinstated, a new contestable period will be measured during the lifetime of the insured for two years from the reinstatement date.

We may contest this rider at any time for:

1.	The failure to make sufficient payments to cover the monthly deductions required to keep the policy and this rider in force.

2.	Fraud in the procurement of this rider, when permitted by applicable law in the state where the policy was issued for delivery.

Suicide or Self-Destruction
We reserve the right to request that you return the difference between the accelerated benefit payment and the premiums paid to us if the insured dies from suicide while sane or self-destruction while insane within two years of the issue date of the policy; and the amount of the accelerated benefit payment was greater than the premiums paid for coverage under the policy.

Payment of Claims
Claim forms may be received by notifying us. If you do not receive a claim form within 15 days after you requested it from us, you may comply with the claim form requirement by submitting to us written proof describing the occurrence, type and extent of the terminal illness for which the claim is being made.

We will pay the accelerated benefit amount as a lump sum to you. The benefit will be paid to you or your estate while the insured is living, unless the benefit has been assigned or designated by you for payment to another party.

ICC16AC                     Page 31

If the insured dies after we receive the request to elect the accelerated benefit amount but before we pay such amount, the election of benefits under this rider will be cancelled and the death benefit will be paid pursuant to the policy.

When This Rider Terminates
This rider will terminate on the earliest of the following events:

1.	The date the maximum accelerated benefit is paid; or

2.	The date the third accelerated benefit is paid; or

3.	The monthly activity day after you make a written request to terminate this rider; or

4.	The date the policy terminates.

Termination will not prejudice the acceleration of benefits for which we received written due proof while the rider was in force.

Angela Fontana	Mary Jane Fortin
Secretary	President

ICC16AC                     Page 32

Allstate Assurance Company
{1-800-366-1411}

ACCELERATED DEATH BENEFIT RIDER FOR CHRONIC ILLNESS

Payment of accelerated benefits under this rider will reduce the policy death benefit and policy values, which include, but are not limited to, the policy value, surrender values, and loan value.

You may use the money you receive as an accelerated benefit for any purpose. Amounts payable as accelerated benefits could be taxable under some circumstances. We recommend that you consult your personal tax advisor prior to electing an accelerated benefit under this rider to assess the tax treatment in your individual circumstances.

Benefit
We will pay you the accelerated death benefit provided by this rider upon due proof that the insured has been certified as a chronically ill individual, subject to the terms and conditions of the policy and this rider. This rider is attached to and made part of the policy effective as of the issue date of the policy. This rider does not have surrender values or loan values.

Definitions
Accelerated Benefit Interest Rate - The maximum interest rate used shall be the greater of the current yield on 90-day U.S. Treasury Bills or the current maximum statutory adjustable policy loan interest rate.

Activities of Daily Living - Activities of Daily Living are:

1.	Bathing - Washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower with or without the aid of equipment.

2.
Continence - The ability to maintain control of bowel and bladder function; or when unable to maintain control of bowel or bladder function, the ability to perform associated personal hygiene (including caring for catheter or colostomy bag), with or without the aid of equipment.

3.	Dressing - Putting on and taking off all items of clothing and any necessary braces, fasteners or artificial limbs.

4.	Eating - Feeding oneself by getting food into the body from a receptacle (such as a plate, cup or table) or by a feeding tube or intravenously.

5.	Toileting - Getting to and from the toilet, getting on and off of the toilet, and performing associated personal hygiene.

6.	Transferring - Moving into or out of a bed, chair or wheelchair.

Chronically Ill Individual - Any individual who has been certified by a licensed health care practitioner as:

1.
Permanently unable to perform, without substantial assistance from another individual, at least two activities of daily living for a period of at least 90 consecutive days due to loss of functional capacity; or

2.	Requiring substantial supervision to protect such individual from threats to health and safety due to permanent severe cognitive impairment.

Election Date - The date the request to elect accelerated benefits under this rider is approved by us.

Hands-On Assistance - The physical assistance of another person without which the insured would be unable to perform the activity of daily living.

Immediate Family - The spouse, children, parents, grandparents, grandchildren, siblings or corresponding in-laws of you and the insured.

Initial Election Date - The first election date of an accelerated benefit under this rider.

ICC16AC                     Page 33

Licensed Health Care Practitioner - A physician or any registered professional nurse, licensed social worker, or other individual who meets such requirements as described by the Secretary of the U.S. Treasury. The licensed health care practitioner does not include you, the insured, or a member of your or the insured’s immediate family.

Licensed Social Worker - A duly licensed social worker acting within the scope of his or her license at the time the treatment or service is performed.

Physician - A doctor of medicine or osteopathy authorized to practice medicine and surgery by the state in which he or she performs such function or action. Physician does not include you, the insured, or a member of the insured’s or your immediate family.

Policy -The policy to which this rider is attached.

Severe Cognitive Impairment - The deterioration or loss of the insured’s intellectual capacity that is comparable to (and includes) Alzheimer’s disease and similar forms of irreversible dementia, and is measured by clinical evidence and standardized tests that reliably measure impairment in the insured’s:

1.	Short or long term memory;

2.	Orientation as to people, places or time; and

3.	Deductive or abstract reasoning.

Stand-By Assistance - The presence of another person within arm’s reach of the insured that is necessary to prevent, by physical intervention, injury to the insured while they are performing the activity of daily living.

Substantial Assistance - Hands-on or stand-by assistance.

Substantial Supervision - Continual supervision by another person that is necessary to protect the severely cognitively impaired insured from threats to his or her health or safety (such as may result from wandering). Such supervision may include cueing by verbal prompting, gestures or other demonstrations.

Eligibility for Payment
You will be eligible to elect payment of the accelerated benefit amount if all of the following occur:

1.	The insured has been certified within the past 90 days by a licensed health care practitioner as a chronically ill individual; and

2.	You have not had an election date for accelerated benefits, under this rider in the past 12 months; and

3.	You have not exceeded the maximum lifetime benefit limitation.

Conditions of Payment
While the policy and this rider are in force, we will pay you an accelerated benefit amount subject to the following conditions:

1.	The insured satisfies the requirements under the Eligibility for Payment provision; and

2.
Satisfactory proof of claim is received by us. This proof will include a properly completed claim form, a statement from a licensed health care practitioner certifying that the insured is a chronically ill individual, and any additional information from the licensed health care practitioner we deem necessary. We may require, at our expense, an additional examination by a physician of our choice; and

3.	A consent form from all irrevocable beneficiaries and from all assignees must be signed and received by us; and

4.	The request for payment is made after the rider has been in force for 90 days.

ICC16AC                     Page 34

This rider provides for the advance of a portion of the death benefit and is not meant to cause involuntary access to proceeds ultimately payable to the beneficiary.

Maximum Lifetime Benefit Limitation
The maximum benefit we will accelerate over the life of the rider is equal to the lesser of:

1. 80% of the death benefit as of the initial election date; or
2. $1,000,000.

The death benefit as of the initial election date will be reduced by the amount of any decreases in the death benefit after the initial election date not attributed to accelerated benefits from this rider.

Accelerated Benefit Amount
At each election date, you will specify the portion of the death benefit you wish to accelerate.

The minimum accelerated benefit for chronic illness at each election date is the lesser of 5% of the death benefit as of the initial election date or $50,000.

The maximum accelerated benefit for chronic illness at each election date is the lesser of 20% of the death benefit as of the initial election date or $250,000. The maximum benefit we will pay at any time will be reduced to comply with the maximum lifetime accelerated benefit limitations, if necessary.

You can accelerate an amount less than the minimum accelerated benefit for chronic illness allowed if it is necessary to do so to comply with the maximum accelerated benefit limitation for this rider.

The amount of death benefit which you request to accelerate will be reduced by:

1.	Any due and uncollected monthly deductions or unpaid premium if a claim occurs during a grace period; plus

2.	An administrative charge of $250, if allowed under the rules and/or regulations of the Internal Revenue Service, for each accelerated benefit request; plus

3.	A pro rata amount of any outstanding policy debt including any accrued loan interest, plus

4.
An actuarial discount which reflects the early payment of the accelerated benefit amount. It will be based on an annual interest rate which has been declared by us and the future expected lifetime of the insured. The maximum interest rate used will be the greater of:

a)	The current yield on 90-day U.S. Treasury Bills; or

b)	The current maximum statutory adjustable policy loan interest rate.

The discount is based upon procedures and standards on file with the Interstate Insurance Product Regulation
Commission.
The accelerated benefit payment will never be less than the pro rata portion of the surrender value, less policy debt. We reserve the right to limit the accelerated benefit amount such that the policy is not disqualified as life insurance according to the Internal Revenue Code.

Effects of Rider on the Policy
After an accelerated benefit payment is made, the death benefit, face amount, policy value, surrender value, surrender charges, any outstanding policy debt including any accrued loan interest, and any required premium immediately prior to the payment of the accelerated benefit will be reduced on a pro rata basis. Future values will be calculated according to the methods described in the policy using the reduced amounts.

Upon a written receipt of your request to accelerate the death benefit and upon payment of an acceleration, we will send you and any irrevocable beneficiaries a statement showing the effect of acceleration on the death benefit, policy value, surrender value, and cost of insurance charges.

Reinstatement
If this rider terminates at the end of the grace period and prior to the death of the insured, this rider may be reinstated. To reinstate this rider the policy must be reinstated, and we must receive the proof we require that the insured is still insurable. Your rights and our rights will be those that were in effect before the rider lapsed.

ICC16AC                     Page 35

Incontestability
We will not contest this rider after it has been in force during the lifetime of the insured for two years from the issue date, except when this rider is reinstated. When this rider is reinstated, a new contestable period will be measured during the lifetime of the insured for two years from the reinstatement date.

We may contest this rider at any time for:

1.	The failure to make sufficient payments to cover the monthly deductions required to keep the policy and this rider in force.

2.	Fraud in the procurement of this rider, when permitted by applicable law in the state where the policy was issued for delivery.

Suicide or Self-Destruction
We reserve the right to request that you return the difference between the accelerated benefit payment and the premiums paid to us if the insured dies from suicide while sane or self-destruction while insane within two years of the issue date of the policy; and the amount of the accelerated benefit payment was greater than the premiums paid for coverage under the policy.

Payment of Claims
Claim forms may be received by notifying us. If you do not receive a claim form within 15 days after you requested it from us, you may comply with the claim form requirement by submitting to us written proof describing the occurrence, type and extent of the chronic illness for which the claim is being made.

We will pay the accelerated benefit amount as a lump sum to you. The benefit will be paid to you or your estate while the insured is living, unless the benefit has been assigned or designated by you for payment to another party.

If the insured dies after we receive the request to elect the accelerated benefit amount but before we pay such amount, the election of benefits under this rider will be cancelled and the death benefit will be paid pursuant to the policy.

When This Rider Terminates
This rider will terminate upon the earliest of the following events:

1.	The date the maximum lifetime benefit is paid; or

2.	The monthly activity day after you make a written request to terminate this rider; or

3.	The date the policy terminates.

Termination will not prejudice the acceleration of benefits for which we received written due proof while the rider was in force.

Angela Fontana	Mary Jane Fortin
Secretary	President

ICC16AC                     Page 36

ALLSTATE ASSURANCE COMPANY
1-800-366-1411

GUARANTEED INSURABILITY RIDER

General

1.	The “policy” is the policy to which this rider is attached.

2.	Coverage provided by this rider begins on the issue date of the policy, and this rider is made part of the policy on that date.

3.	This rider does not have surrender values or loan values.

4.	This rider is subject to all terms and conditions of the policy, except as provided in this rider.

Benefit
You have the option to increase the face amount of the policy on a scheduled option date or on an unscheduled option date as provided by this rider. We will not require proof that the insured is still insurable. The premium for the face amount increase is based on multiple factors, including but not limited to, the insured’s sex, attained age, face amount increase, and the most comparable payment class. The option to increase the face amount, as of any particular option date, if not exercised, expires at the end of the period during which such option was available. The maximum increase amount provided by this rider on each option date is the rider amount shown on the Policy Data pages. The minimum increase amount is $10,000.

If the insured dies after applying for an increase, but before the option date, the increase in face amount that was applied for will not take effect and any charge paid for the face increase will be refunded.

Cost of Rider
The cost for this rider is included in the monthly deductions for the policy. The cost for this rider is based on multiple factors, including, but not limited to, the insured's sex, issue age, payment class, and increase amount.

Scheduled Option Dates
The policy anniversaries following the insured’s attainment of ages 25, 28, 31, 34, 37, and 40 are scheduled option dates. Each time you exercise an increase on an unscheduled option date, it cancels the next scheduled option date. For every unscheduled option date exercised, a scheduled option date will be cancelled. The option to increase the face amount on a scheduled option date is subject to all of the following conditions:

1.	You must request the option in writing in a form satisfactory to us;

2.	The form requesting the option must be received by us within 60 days before or after the scheduled option date; and

3.
The effective date of the increase will be the scheduled option date if the request for the increase is received on or prior to that scheduled option date. Otherwise, the effective date of the increase will be the monthly activity day on or following the date the request is received by us.

Unscheduled Option Dates
You will have the option to increase the face amount within the 90 day period after each of the following qualifying events provided there is at least one scheduled option date remaining:

1.	The first marriage of the insured after the issue date; or

2.	The birth of a living child of the insured’s marriage; or

3.	The legal adoption of a child by the insured.

ICC16AC                     Page 37

The option to increase the face amount on an unscheduled option date is subject to the following conditions:

1.	You must request the option in writing in a form satisfactory to us and you must submit proof of the qualifying event;

2.	The form requesting the option and proof of the qualifying event must be received by us within 90 days after the qualifying event; and

3.
The effective date of the increase will be the monthly activity day on or following the date the request is approved by us. Use of the option on unscheduled option dates does not increase the total number of option dates available by this rider.

Reinstatement
If this rider terminates at the end of the grace period and prior to the death of the insured, this rider may be reinstated. To reinstate this rider the policy must be reinstated, and we must receive the proof we require that the insured is still insurable in the same payment class this rider was issued in. This rider cannot be reinstated after the rider expiry date shown on the Policy Data pages.

The effective date of reinstatement will be the date we approve the reinstatement. When this rider is reinstated a new two- year contestable period will apply with respect to statements made on the application for reinstatement. The contestable period is explained in the Incontestability provision of this rider.

Incontestability
We will not contest this rider after it has been in force during the lifetime of the insured for two years from the issue date, except when this rider is reinstated. When this rider is reinstated, a new contestable period will be measured during the lifetime of the insured for two years from the reinstatement date.

We may contest this rider at any time for:

1.	The failure to make sufficient payments to cover the monthly deductions required to keep the policy and this rider in force.

2.	Fraud in the procurement of this rider, when permitted by applicable law in the state where the policy was issued for delivery.

Misstatement of Age or Sex
If the insured's age or sex shown on the application has been misstated, any benefit amount provided by this rider will be adjusted to the amount that the most recent cost of insurance charge made would have purchased at the correct age and sex. We will adjust future monthly deductions reflecting the correct age and sex.

ICC16AC                     Page 38

When This Rider Terminates
This rider will terminate on the earliest of the following events:

1.	The rider expiry date as shown on the Policy Data pages; or

2.	The exercise of the option on the last option date; or

3.	The monthly activity day after you make a written request to terminate this rider; or

4.	The date the policy terminates.

Angela Fontana	Mary Jane Fortin
Secretary	President

ICC16AC                     Page 39

Allstate Assurance Company
{1-800-366-1411}

OVERLOAN PROTECTION RIDER

General

1.	The “policy” is the policy to which this rider is attached.

2.	This rider is attached to and made a part of the policy on the policy issue date.

3.	This rider does not have surrender values or loan values.

4.	This rider is subject to all terms and conditions of the policy, except as provided in this rider.

Benefit
Subject to the conditions described in the Conditions to Exercise This Rider provision and the exercise of the overloan protection benefit, the policy will not lapse, as described in the Grace Period provision in the policy, if the policy debt exceeds the surrender value.

Conditions to Exercise This Rider
If your policy meets all the conditions listed below, we will send a notice to you that you may exercise this rider. You must indicate your intent to exercise this rider by writing to us. The effective date of the election will be the next monthly activity day, as applicable to the policy, after your written request is received. To exercise this rider, all of the following conditions must be met as of the effective date of the election:

1.	The policy has been in force for at least 15 policy years;

2.	The insured has attained age 75;

3.	The death benefit option for the policy must be Option 1;

4.	The policy debt is greater than the face amount;

5.	The policy debt is more than 90% of the surrender value;

6.	The sum of all partial withdrawals must be at least equal to the sum of all premiums paid;

7.	The policy must not be a modified endowment contract (MEC), as defined by federal tax laws, and exercising this rider must not cause the policy to become a MEC; and

8.	The policy debt is no more than 99.9% of the surrender value after the overloan protection election charge has been deducted from the policy value.

When you exercise this rider, we will send you notice of the changes to your policy.

Rider Election Charge
If you elect to exercise the overloan protection benefit, there will be a one-time overloan protection election charge deducted from the policy value as of the effective date of the election. The overloan protection election charge shall be a percentage of the policy value that will be no greater than 4.5%. If the net surrender value is not sufficient to cover the overloan protection election charge, you may be required to repay enough of the policy debt to cause the net surrender value to be sufficient to cover the overloan protection election charge.

ICC16AC                     Page 40

Impact on the Policy
The following conditions will apply to the policy if you elect to exercise the overloan protection benefit:

1.	The death benefit option for the policy will be Option 1;

2.	No additional premium payments will be accepted;

3.	No additional policy loans may be taken;

4.	No additional partial withdrawals may be taken;

5.	No further increases or decreases in face amount will be allowed;

6.	No additional monthly deductions will be taken;

7.	All riders other than this rider will be terminated;

8.	Loan interest will continue to be charged on policy debt. Loan repayments may be made at any time; and

9.
If this rider is attached to a variable life policy, any policy value in a subaccount will be transferred to the fixed account. No transfer charge will be assessed for this transfer. No further transfers will be allowed.

Impact on Policy Death Benefit
Once the overloan protection benefit has been exercised, the death benefit will be the greater of:

1.	The face amount immediately before exercise of the overloan protection benefit; or

2.	The minimum required death benefit as a percentage of the policy value, as defined in the Compliance with Federal Laws provision in the policy; or

3.	101% of the greater of the policy value or the policy debt.

Reinstatement
If this rider terminates at the end of the grace period and prior to the death of the insured, this rider may be reinstated. To reinstate this rider the policy must be reinstated.

The effective date of reinstatement will be the date we approve the reinstatement. When this rider is reinstated a new two-year contestable period will apply with respect to statements made on the application for reinstatement. The contestable period is explained in the Incontestability provision of this rider.

Incontestability
We will not contest this rider after it has been in force during the lifetime of the insured for two years from the issue date, except if this rider is reinstated. When this rider is reinstated, a new contestable period will be measured during the lifetime of the insured for two years from the reinstatement date.

We may contest this rider at any time for:

1.	The failure to make sufficient payments to cover the monthly deductions required to keep the policy and this rider in force.

2.	Fraud in the procurement of this rider, when permitted by applicable law in the state where the policy was issued for delivery.

ICC16AC                     Page 41

When This Rider Terminates
This rider and all rights provided under it will terminate on the earliest of the following events:

1.	The monthly activity day after you make a written request to terminate this rider; or

2.	The date the policy terminates.

Angela Fontana	Mary Jane Fortin
Secretary	President

ICC16AC                     Page 42

ALLSTATE ASSURANCE COMPANY
{1-800-366-1411}

CHILDREN’S LEVEL TERM INSURANCE RIDER

General

1.	The “policy” is the policy to which this rider is attached.

2.
Coverage provided by this rider begins on the issue date of the policy unless it is issued after the date the policy is issued. In such a case, coverage begins on the date this rider is added to the policy.

3.	For purposes of this rider, the “primary insured” is the insured as defined in the policy.

4.	This rider does not have surrender values or loan values.

5.	This rider is subject to all terms and conditions of the policy, except as provided in this rider.

Definitions
Insured child means:

1.
Any child, stepchild, or legally adopted child of the primary insured, if the child is named in the application for the policy or this rider, is accepted by us, and is less than 18 years old on the issue date of this rider. A stepchild of the primary insured is a child who became a stepchild by reason of the marriage between the primary insured and one of the child’s parents, who shares a residence with the primary insured at the time this rider is issued and who looks to the primary insured for support and maintenance; and

2.	Any child who, after the date of the application, is born of the primary insured or is legally adopted by the primary insured prior to the child’s 18th birthday.

Insured child does not mean a stillborn child.

Benefit
The benefit amount provided by this rider is shown on the Policy Data pages. We will pay the benefit amount provided by this rider upon receipt of due proof that an insured child’s death occurred:

1.	While this rider is in force; and

2.	Before the earlier of that insured child’s 25th birthday or the date the rider terminates.

Change of Benefit Amount
At any time after the first policy year, you may request either of the following changes by making a written request in a form satisfactory to us. The change will take effect on the monthly activity day after the date we approve the request.

1.
Increasing the benefit amount. You must submit a new application for an increase in benefit amount. We will require due proof that each insured child is still insurable. We reserve the right to limit the amount of any increases made under this rider.

2.	Decreasing the benefit amount. The benefit amount in effect after any decrease must be at least the minimum amount we establish.

Beneficiary
Any amount payable under this rider upon death of an insured child will be paid to the following:

1.	You, if you were the owner on the rider issue date and you are a living person; otherwise

2.	The estate of such deceased insured child.

ICC16AC                     Page 43

In the event the policy is owned by a business at the time of death of an insured child, the amount payable under this rider will be paid to the estate of such deceased insured child.

Cost of Insurance
The cost for this rider is included in the monthly deductions for the policy as shown on the Policy Data pages.

Continuation of Insurance
If the primary insured dies while this rider is in force, the company will waive all future charges for this rider and this rider will terminate on each insured child at the earlier of the following events:

1.	On the insured child’s 25th birthday; or

2.	On the rider expiry date as shown on the Policy Data pages.

After termination of the policy, the policy definition and terms and conditions applicable to this rider continue to govern the terms of this rider while this rider is in force under this Continuation of Insurance provision.

Exchange for New Policy
The coverage on each insured child may be exchanged for a new policy upon the child’s 25th birthday or the expiry date of this rider, if earlier. The exchange will be made on all of the following conditions:

1.	This rider must be in force when you make the exchange.

2.	The request for exchange must be written.

3.
The new policy must be a whole life policy, or flexible premium adjustable life policy, or flexible premium variable life policy and selected by us as a plan eligible for exchange from this rider. We will offer one or more such plans as eligible for exchange.

4.	The death benefit of the new policy will not be greater than five times the benefit amount of this rider on the date of exchange, but never less than $10,000.

5.	The issue date of the new policy will be the date of exchange.

6.
The premium for the new policy will be based on the benefit amount, the insured child’s sex, attained age, and most comparable payment class applicable to this rider. No new evidence of insurability will be required.

7.	Any benefit riders providing additional benefits in the event of disability or death will be made a part of the new policy only with our consent.

Ownership
Unless otherwise provided in the policy, the owner for purposes of the Continuation of Insurance and Exchange for New Policy provisions of this rider will be as follows:

1.	You, if you were the owner on the rider issue date and you are a living person; otherwise

2.	The surviving natural or adoptive parent(s) of the insured child, if living; otherwise

3.	The coverage on the life of each surviving insured child will be owned by that child.

Reinstatement
If this rider terminates at the end of the grace period and prior to the death of the insured child, this rider may be reinstated. To reinstate this rider the policy must be reinstated, and we must receive the proof we require that each insured child is still insurable.

The effective date of reinstatement will be the date we approve the reinstatement. When this rider is reinstated a new two-year contestable period will apply with respect to statements made on the application for reinstatement. The contestable period is explained in the Incontestability provision of this rider.
Incontestability
We will not contest this rider after it has been in force during the lifetime of each insured child for two years from the issue

ICC16AC                     Page 44

date unless one of the following exceptions occurs:

1.	Any increase in benefit amount: This contestable period with respect to the increase amount will be measured during the lifetime of the insured for two years from the effective date of the increase.

2.	Reinstatement of this rider: This contestable period will be measured during the lifetime of the insured for two years from the reinstatement date.

We may contest this rider at any time for:

1.	The failure to make sufficient payments to cover the monthly deductions required to keep the policy and this rider in force.

2.	Fraud in the procurement of this rider, when permitted by applicable law in the state where the policy was issued for delivery.

Misstatement of Age
If the age of an insured child has been misstated, the termination date of the term insurance for that insured child will be based on the correct age.

When This Rider Terminates
This rider will terminate upon the earliest of the following events:

1.	The rider expiry date as shown on the Policy Data pages ; or

2.	On the monthly activity day after you make a written request to terminate this rider; or

3.	The date the policy terminates except as provided by the Continuation of Insurance provision.

Angela Fontana	Mary Jane Fortin
Secretary	President

ICC16AC                     Page 45

ALLSTATE ASSURANCE COMPANY
1-800-366-1411

AVIATION LIMIT ON DEATH PROCEEDS

General

1.	The "policy" is the policy to which this rider is attached.

2.	This rider is subject to all terms and conditions of the policy, except as provided in this rider.

3.	This rider is made a part of the policy on the policy issue date.

4.	This rider shall remain in force until the policy is terminated.

Definitions
Passenger - Passenger excludes one who receives training or has a duty on an air or space craft even if the training or duty does not relate to the trip.

Insured - The person(s) named as the insured in the application for which this rider was issued.

Limitations
We will limit the death benefit we pay if the insured dies by being in or falling from an air or space craft. This does not apply if the insured was riding as a passenger in a craft being used:

1.	Commercially to transport passengers for hire; or

2.	By a private business or government to transport its personnel or guests.

If the decedent is the insured under the policy, the policy death benefit will be equal to the lesser of:

1.	The sum of the premium payments made, less partial withdrawals and policy debt, less the cost of insurance deductions for any benefit riders; or

2.	The policy death benefit determined without regard to this rider. The policy and all benefit riders will terminate at this time.

If the decedent is the insured under an Additional Insured Rider, the rider death benefit will be equal to the lesser of:

1. The sum of deductions made for this rider; or
2. The rider death benefit determined without regard to this rider. All riders covering the insured will terminate at this time.

Angela Fontana	Mary Jane Fortin
Secretary	President

ICC16AC                     Page 46